Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

The contract and certificate are endorsed to permit an employer to purchase the contract in conjunction with a nonqualified deferred compensation plan or a deferred compensation plan under Section 457 of the Internal Revenue Code ("Code"). The following provisions apply and, in the case of a conflict with any provision in the contract, this endorsement controls.

Contract Holder. The Contract Holder must be the employer who sponsors the deferred compensation plan. The Contract Holder has all rights under the contract.

Certificate Holder. The Certificate Holder is a participant or plan beneficiary under the deferred compensation plan on whose behalf an Account is established. The Certificate Holder and the Annuitant must be the same person. Joint Certificate Holders are not permitted. The Certificate Holder has no rights under the contract.

Beneficiary.  The Beneficiary is the Contract Holder.

Death Benefit. At the death of the Annuitant, Aetna will pay any remaining Guaranteed Payments as directed by the Contract Holder.

Exclusive Benefit. This provision applies if the contract is issued in conjunction with a Code Section 457(b) deferred compensation plan to a government employer, as defined in Code Section 457(e)(1)(A). Any amounts withdrawn or paid from this contract are required to be utilized for the exclusive benefit of the participant and plan beneficiary in accordance with Code Section 457(g). This requirement shall be effective (i) immediately if the plan was not in existence on August 20, 1996 or (ii) if the plan was already for the exclusive benefit of participants and their beneficiaries in accordance with Code Section 457(g) and January 1, 1999.

Endorsed and made a part of the contract as of the Contract Effective Date.



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                                        President
                                        Aetna Life Insurance and Annuity Company
SPIAE457(GR)99